FORM 8-K
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2005

UNITED STATES CELLULAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-9712 (Commission File Number)	62-1147325 (IRS Employer Identification No.)

8410 West Bryn Mawr, Suite 700, Chicago, Illinois (Address of principal executive offices)	60631 (Zip Code)

Registrant's telephone number, including area code: (773) 399-8900

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

        On November 9, 2005, United States Cellular Corporation ("U.S. Cellular"), as Borrower entered into an Intercompany Revolving Credit Agreement ("Intercompany Credit Agreement"), with Telephone and Data Systems, Inc. ("TDS"), as Lender. The pricing terms of the Intercompany Credit Agreement are the same as those under the Amended and Restated Revolving Credit Agreement dated as of December 9, 2004 between U.S. Cellular and certain lenders and their agents. As discussed under Item 4.02(a) below, this Amended and Restated Revolving Credit Agreement will be in default and U.S. Cellular will be unable to make borrowings thereunder until it obtains a waiver from the lenders. Accordingly, TDS and U.S. Cellular entered into the Intercompany Credit Agreement to permit U.S. Cellular to borrow funds from TDS temporarily until it receives such waivers or December 23, 2005, whichever is earlier.

        The Intercompany Credit Agreement provides U.S. Cellular with a $105 million senior revolving credit facility for general corporate purposes, including capital expenditures and working capital. Amounts may be borrowed, repaid and reborrowed from time to time under the Intercompany Credit Agreement until such Intercompany Credit Agreement matures under its terms as set forth above. As of the date of this Form 8-K, U.S. Cellular has not borrowed any amounts under such credit facility.

        Borrowings under the Intercompany Credit Agreement bear interest, at U.S. Cellular's option, either at a Eurodollar rate or at an alternative base rate, plus or minus an applicable margin. Based on U.S. Cellular's current credit rating and based on the Eurodollar rate and applicable margin, U.S. Cellular's borrowing rate for a seven-day loan was 4.52% as of November 9, 2005. U.S. Cellular will also pay a facility fee at an annual rate of 0.15% of the total facility. U.S. Cellular's interest costs under the Intercompany Credit Agreement would increase if its current credit rating from either Standard & Poor's or Moody's is lowered. However, the Intercompany Credit Agreement would not cease to be available solely as a result of a decline in U.S. Cellular's credit ratings.

        U.S. Cellular believes that the Intercompany Credit Agreement includes representations and warranties and events of default that are usual and customary for senior facilities of this type. U.S. Cellular also believes that the Intercompany Credit Agreement contains other terms and conditions that are usual and customary for senior credit facilities of this type. The Intercompany Credit Agreement includes limitations on U.S. Cellular and its subsidiaries with respect to liens, indebtedness, sales of assets, consolidations and mergers that are similar to those contained in U.S. Cellular's Amended and Restated Revolving Credit Agreement. The Intercompany Credit Agreement does not have any financial covenants.

        TDS is the parent company of U.S. Cellular and has various relationships with U.S. Cellular as described in U.S. Cellular's proxy statement dated April 5, 2005. U.S. Cellular's Board of Directors, including independent directors, approved the terms and conditions of the Intercompany Credit Agreement and determined that such terms and conditions were fair to U.S. Cellular and all of its shareholders.

        The foregoing description of the Intercompany Credit Agreement is not purported to be complete with respect to the material terms of such agreement and is qualified by reference to the complete agreement, which is incorporated herein as Exhibit 4.1.

Item 2.02. Results of Operations and Financial Condition.

        On November 10, 2005, U.S. Cellular issued a news release announcing it would restate its financial results for the first and second interim periods of 2005, each of the five years ended December 31, 2004, and each of the interim periods of 2004 and 2003. As a result, you should not rely on our previously issued financial statements for these periods. Also, U.S. Cellular included certain financial information and operating data along with updated 2005 guidance as of November 10, 2005 in the news release. The news release is attached hereto as Exhibit 99.1 and is incorporated herein by reference into this Item 2.02. See Item 4.02(a) below for additional information.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

        The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review .

        We are restating our financial results for the first and second interim periods of 2005, each of the five years ended December 31, 2004, and each of the interim periods of 2004 and 2003. As a result, you should not rely on our previously issued financial statements for these periods. This restatement is primarily related to U.S. Cellular's review of its accounting treatment for (1) Universal Service Fund contributions; (2) leases; (3) contract termination fees; (4) income tax accounting; and (5) other adjustments and accruals, including the recognition of income from certain investments accounted for under the equity method of accounting. We will file amendments as promptly as possible, but such filing is not expected to occur until mid-December, 2005.

        U.S. Cellular has not completed its assessment of the items described above. Based on preliminary findings; the adjustments are expected to result in increased (decreased) net income and diluted earnings per share as follows; however, there can be no assurance that final results will not differ materially from these preliminary findings.

	Net Income (loss)		Diluted Earnings Per Share

	As Previously Reported	Range of Expected Adjustments Increase/(Decrease)	As Previously Reported	Range of Expected Adjustments Increase/(Decrease)

	($ in millions, except per share amounts)

Second quarter ended June 30, 2005	$38	$(2) to 1	$0.43	$(0.02) to 0.01
First quarter ended March 31, 2005	17	0 to 3	0.19	0.00 to 0.03
Years ended:
December 31, 2004	109	(3) to 2	1.26	(0.03) to 0.02
December 31, 2003	43	(9) to (4)	0.49	(0.10) to (0.05)
December 31, 2002	(27)	(2) to 2	(0.31)	(0.02) to 0.02
December 31, 2001	174	(2) to 2	1.99	(0.02) to 0.02
December 31, 2000	$193	$(3) to 1	$2.22	$(0.03) to 0.01

        The guidance set forth in Auditing Standard No. 2 ("AS2") of the Public Company Accounting Oversight Board states that the restatement of previously-issued financial statements to reflect the correction of a misstatement should be regarded as at least a significant deficiency, and is a strong indicator of a material weakness in internal control over financial reporting. In connection with the expected filing of the 2004 Form 10-K/A, U.S. Cellular has concluded that a material weakness existed as of December 31, 2004, which precludes U.S. Cellular from concluding that its internal control over financial reporting was effective as of December 31, 2004. A material weakness is a control deficiency, or combination of control deficiencies, that results in a more than remote likelihood that a material misstatement of the interim or annual financial statements will not be detected. Therefore, U.S. Cellular's Management Report on Internal Control Over Financial Reporting, which was contained in Item 9A of the Form 10-K as of and for the year ended December 31, 2004 and which stated that U.S. Cellular's internal control over financial reporting was effective as of December 31, 2004, can no longer be relied upon and will be restated in connection with the filing of the Form 10-K/A. In such Form 10-K/A, (i) U.S. Cellular management will conclude that, as of December 31, 2004, U.S. Cellular did not maintain effective controls over the financial reporting process due to insufficient number of qualified personnel with the required proficiency to apply the company's accounting policies in accordance with U.S. GAAP and (ii) U.S. Cellular expects that PricewaterhouseCoopers LLP, U.S. Cellular's independent registered public accounting firm, will reissue its report to state that U.S. Cellular did not maintain effective internal control over financial reporting as of December 31, 2004.

        Also, as a result of the accounting adjustments described above, U.S. Cellular is evaluating the effectiveness of internal control over financial reporting as of December 31, 2004 and September 30, 2005, including a review of controls in the following areas: (1) Universal Service Fund contributions; (2) leases; (3) contract termination fees; (4) income tax accounting; and (5) other adjustments and accruals, including the recognition of income from certain investments accounted for under the equity method of accounting.

        U.S. Cellular is reviewing the impact of these items individually and in the aggregate as part of an overall assessment. As a result of these adjustments and evaluations, U.S. Cellular believes it is possible that it may identify and report additional material weaknesses in its internal control over financial reporting.

        Procedures implemented to remediate the material weakness related to technical accounting expertise include:

  Formation of Controller Review Committee comprised of TDS's Corporate Controller, and Assistant Corporate Controller, U.S. Cellular's Controller and Telecom's Chief Financial Officer. This committee meets regularly to discuss accounting treatment for current, unusual and nonrecurring matters.
  Changes and additions in technical accounting personnel at TDS including hiring a Vice President and Assistant Corporate Controller and adding positions of Manager, External Reporting and Manager, Accounting and Reporting.
  Changes and additions in technical accounting personnel at U.S. Cellular including hiring a Vice President and Controller, and a Director of Operations Accounting, and adding a position of Manager, Accounting Policy.

        Although management believes it has made substantial progress, additional efforts will be required to fully remediate the material weakness. Management is continuing to develop and implement additional remediation actions. Additional actions currently underway or planned include the recruiting of a Director of Accounting Policy and a Manager of Accounting Policy and Research at TDS, providing additional training for the accounting staff, incorporating additional analysis and review procedures into the accounting closing and financial reporting processes, strengthening controls related to review and approval of contracts, improving understandings with partners to ensure timely receipt of financial statements related to investments accounted for under the equity method, and other actions.

        U.S. Cellular's management and audit committee have discussed the matters in this Form 8-K with U.S. Cellular's independent registered public accounting firm, PricewaterhouseCoopers LLP.

        It is necessary for U.S. Cellular to finalize and complete the restatements before U.S. Cellular can file its Form 10-Q for the quarter ended September 30, 2005 because financial information to be included in such Form 10-Q depends on the results of such restatements of prior periods. Such Form 10-Q is due on November 9, 2005, but can be extended to November 14, 2005. It is not expected that the restatements will be completed by the extended deadline of November 14, 2005. Accordingly, U.S. Cellular expects that its Form 10-Q for the quarter ended September 30, 2005 will not be filed on a timely basis. U.S. Cellular expects to file the restatements and the Form 10-Q as soon as possible, but such filing is not expected to occur until mid-December 2005.

        The restatements and the late filing of the Form 10-Q for the quarter ended September 30, 2005 will result in defaults under the revolving credit agreement between U.S. Cellular and certain lenders and under certain forward contracts between subsidiaries of U.S. Cellular and a counterparty. Such debt related to the forward contracts totaled approximately $30 million. U.S. Cellular has not failed to make nor does it expect to fail to make any scheduled payment of principal or interest under such revolving credit agreements or forward contracts. U.S. Cellular has communicated with the agents for the lenders and the counterparty to obtain waivers from the lenders and the counterparty under such agreements. U.S. Cellular believes that the lenders and the counterparty will agree to waive any defaults that may occur as a result of the restatements and the late filing of the Form 10-Q, however, such actions cannot be assured.

        In addition, the late filing of the Form 10-Q may result in non-compliance under certain debt indentures. However, this non-compliance will not result in events of default unless and until written notice thereof is delivered by the trustee or sufficient holders of debt and, in any event, such events of default would be cured if U.S. Cellular files its Form 10-Q for the quarter ended September 30, 2005 within 90 days of any such notice. As a result, U.S. Cellular believes that it will be able to file the Form 10-Q in sufficient time to avoid any event of default maturing into a default under any indenture. U.S. Cellular has not failed to make nor does it expect to fail to make any scheduled payment of principal or interest under such indentures.

        U.S. Cellular has notified the American Stock Exchange of the restatements and the expected delay in its filing of the Form 10-Q for the quarter ended September 30, 2005. U.S. Cellular expects to receive a notice of failure to satisfy listing requirements from the American Stock Exchange following such delay in filing. U.S. Cellular will disclose any such notice and the contents of such notice at such time. In such event, U.S. Cellular expects to restore compliance with such listing requirements when it files the restated financial statements for the periods noted herein and the Form 10-Q for the quarter ended September 30, 2005.

        A summary of the tentative operating data and unaudited results of certain key components of the statement of operations for the third quarter and nine months of 2005, and for the third quarter and nine months of 2004, reflecting anticipated restatements, are included in the table below, however, there can be not assurance that final results will not differ from these preliminary results.

	Range of Amounts Currently Anticipated to be Reported for Three months ended September 30		Range of Amounts Currently Anticipated to be Reported for Nine months ended September 30

	2004 (as Restated)	2005	2004 (as Restated)	2005

($ in millions, except per share amounts)

Operating Revenue	$728-748	$788-798	$2,084-2,104	$2,241-2,251
Depreciation Amortization and Accretion Expense	124-130	123-129	361-367	377-383
Operating Income	46-56	60-70	139-149	166-176
Net Income	23-27	33-37	70-74	89-93
Diluted EPS	$0.27-0.32	$0.37-0.42	$0.80-0.85	$1.02-1.07

        Stockholders equity at September 30, 2005 is estimated to be $2.7 billion.

        The primary reason for the anticipated increase in operating revenue in the three and nine month periods for 2005 compared to 2004 is due to an increase in wireless customers served. The primary reason for the anticipated increase in operating income in the three and nine month periods for 2005 compared to 2004 is due to an improvement in operating margins. The primary reason for the anticipated increase in net income in the three and nine month period for 2005 compared to 2004 is due to an increase in wireless customers served and an improvement in operating margins.

U.S. Cellular
Summary Operating Data

Quarter Ended	9/30/2005	6/30/2005	3/31/2005	12/31/2004	9/30/2004
Consolidated Markets:
All customers -
Customer units	5,303,000	5,227,000	5,127,000	4,945,000	4,828,000
Gross customer unit
activations	355,000	340,000	426,000	408,000	387,000
Net customer unit activations	76,000	94,000	182,000	150,000	144,000
Retail customers -
Customer units	4,765,000	4,688,000	4,601,000	4,478,000	4,395,000
Gross customer unit
activations	346,000	317,000	365,000	358,000	354,000
Net customer unit activations	77,000	81,000	123,000	105,000	111,000
Cell sites in service	5,149	5,034	4,899	4,856	4,713
Minutes of use (MOU) (1)	639	627	584	568	553
Postpay churn rate per month (2)	1.5%	1.4%	1.5%	1.6%	1.6%
Construction Expenditures (000s)	$129,600	$143,800	$112,200	$260,300	$131,700

(1)	Average monthly local minutes of use per customer (without roaming).
(2)	Postpay churn rate per month is calculated by dividing the average monthly postpay customer disconnects during the quarter by the average postpay customer base for the quarter.

Item 9.01. Financial Statements and Exhibits.

(c)      Exhibits:

        In accordance with the provisions of Item 601 of Regulation S-K, any Exhibits filed or furnished herewith are set forth on the Exhibit Index attached hereto.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

United States Cellular Corporation
(Registrant)

Date: November 10, 2005

By:	/s/ Kenneth R. Meyers

Kenneth R. Meyers
Executive Vice President-Finance, Chief Financial Officer and Treasurer

EXHIBIT INDEX The following exhibits are filed herewith as noted below.

Exhibit Number	Description of Exhibit
4.1	Intercompany Credit Agreement dated as of November 9, 2005 between Telephone and Data Systems, Inc. and United States Cellular Corporation.
99.1	Press Release dated November 10, 2005.
99.2	Private Securities Litigation Reform Act of 1995 Safe Harbor Cautionary Statement